Exhibit 23(c)


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of American Electric Power Company, Inc. on Form S-3 of our report dated 17 January 2000 with respect to the consolidated balance sheet of CSW UK Holdings as of 31 December 1999 and the related consolidated statements of earnings and cash flows for the year then ended which reports appear in the 2001 Annual Report of American Electric Power Company, Inc. and are incorporated by reference in Form 10-K of American Electric Power Company, Inc. for the year ended 31 December 2001 and the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


KPMG Audit Plc
Charter Accountants                                             London, England
Registered Auditor                                              16 May 2002